Bank of Commerce Holdings	For information contact:
NASDAQ: BOCH Company Press Release	Michael C. Mayer, President & CEO Telephone (530) 224-7361
Linda J. Miles, Chief Financial Officer Telephone (530) 224-7318 www.reddingbankofcommerce.com

Exhibit 99.1
Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ announces a two-part cash dividend totaling $0.08 per share for the quarter

REDDING, California, December 21, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $500 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.08 cents per share dividend for the quarter.
“At the Board’s December meeting, management was requested to make its recommendation for a cash dividend. Based upon the quarterly dividend payment plan adopted in 2005, the Board of Directors has voted to pay a $0.06 per share dividend. Further, due to the exceptional performance of the Company this year as reported in our September 30, 2005 public filings, a special $0.02 cash dividend was declared for a total of $0.08 per share”, said Michael C. Mayer, President and CEO.
The $0.08 per share, combined, quarterly and special cash dividend will be paid to shareholders of record as of December 31, 2005, payable on January 6, 2006.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce to be located at 950 Tharp Road in Yuba City, California is scheduled to open during the first quarter 2006. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.